As filed with the Securities and Exchange Commission on February 1, 1999
                                                      Registration No. 333-36113

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                                 AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                           Network Event Theater, Inc.
             (Exact Name of Registrant as Specified in its Charter)

                                   ----------

             Delaware                                     13-3864111
  (State or Other Jurisdiction of                      (I.R.S. Employer
  Incorporation or Organization)                    Identification Number)

                                529 Fifth Avenue
                            New York, New York 10017
                                 (212) 622-7300
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                   ----------

                                 Harlan D. Peltz
                           Network Event Theater, Inc.
                                529 Fifth Avenue
                            New York, New York 10017
                                 (212) 622-7300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   Copies to:
                             Bertram A. Abrams, Esq.
                               Proskauer Rose LLP
                                  1585 Broadway
                          New York, New York 10036-8299
                                 (212) 969-3000
                          Facsimile No. (212) 969-2900

                                   ----------

     Appropriate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] ___________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                   (continued on following page)

(continued from previous page)

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                             Proposed
                                              maximum   Proposed
                                             aggregate  maximum
                                Amount       offering   aggregate     Amount of
  Title of shares                to be       price per  offering    registration
 to be registered            registered(1)   share(2)   price(2)         fee
--------------------------------------------------------------------------------
Common Stock,  par value
$.01 per share             2,947,753 shares   $15.50   $29,944,140      $8,325
================================================================================
1. Registration fee of $1,684 was paid with respect to 1,015,873 of these shares on September 22, 1997. Therefore, calculation of the registration fee is with respect to 1,931,880 shares only. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also registers such additional indeterminate number of shares of Common Stock as may be offered or issued to adjust for any stock splits, stock dividends or similar transactions.
2. Based on the average high and low trading price on the Nasdaq SmallCap Market on January 26, 1999. Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.


                                   ----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   ----------

The Company is a small business issuer relying on Instruction II.C. to Form S-3.

================================================================================

                           Network Event Theater, Inc.

                                2,947,753 Shares

                                  Common Stock



      This Prospectus relates to the offering and sale from time to time by certain securityholders of Network Event Theater, Inc., a Delaware corporation (the "Company"), of up to 2,947,753 shares of common stock, par value $.01 per share ("Common Stock"), of the Company, including 876,280 shares issuable upon the exercise of warrants. See "Selling Securityholders and Plan of Distribution."


      The Company will not receive any proceeds from the sale of the shares included in the Registration Statement of which this Prospectus forms a part.

      The Common Stock is quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "NETS." On January 26, 1999, the closing sale price of the Common Stock was $16.8125 per share.

                                   ----------


   SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


                                   ----------

THESE  SECURITIES  HAVE NOT BEEN APPROVED OR  DISAPPROVED  BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY  OF THIS  PROSPECTUS. ANY  REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------


                      The date of this Prospectus is , 1999

                              AVAILABLE INFORMATION

      The Company files periodic reports and other information required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such periodic reports and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission (the "Commission") at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at certain of the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) through which the Company's periodic reports and other information can be retrieved.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents or portions of documents filed by the Company with the Commission are incorporated by reference in this Prospectus:


      (a)The Company's Report on Form 10-KSB for the fiscal year ended June 30, 1998;

      (b)The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1998; and

      (c)The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed January 17, 1996.


      Each document filed subsequent to the date of this Prospectus by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such document.

      Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of all such documents which are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Bruce L. Resnik, Executive Vice President--Chief Financial Officer, Network Event Theater, Inc., 529 Fifth Avenue, New York, New York 10017, telephone number: (212) 622-7300.

                                   THE COMPANY

     The Company was incorporated under the law of the State of Delaware in December 1995 to be the successor to the business of Universal Access Network, LP (the "Partnership"), a Delaware limited partnership organized in August 1993. In April 1996, the Partnership effected a reorganization pursuant to which it assigned all of its assets to the Company in exchange for 6,354,440 shares of Common Stock and distributed those shares to its partners. In April 1996, the Company sold 2,300,000 shares of Common Stock and 2,645,000 redeemable warrants in a public offering in which the Company received approximately $9.7 million of net proceeds, of which $500,000 was used to repay Company debt.




     The Company owns and operates a proprietary national network of theaters on college campuses (the "Network"). The Network delivers entertainment and educational events via satellite for display through high-resolution video projectors on movie theater sized screens reaching a geographically dispersed audience of college students, faculty, administrators and community residents in each college community. Additionally, the Company is engaged in developing and acquiring media and marketing services businesses which, using both on-line and off-line capabilities, target the young adult and college markets and complement and enhance the reach of its Network. The Company provides a comprehensive marketing service to advertisers, sponsors and entertainment companies by helping them target young adults and college audiences through a variety of media, both on-line and off-line, some of which are proprietary to the Company, including the sponsorship of events presented on the Network, the placement of advertisements in college newspapers, the placement of advertisements and advertising banners on Internet websites, the placement of posters on general and proprietary bulletin and wallboards on college campuses, and the distribution of free postcards at selected venues, both on and off campuses.

      On September 13, 1996, the Company, through a newly organized, wholly owned subsidiary of the Company, American Passage Media, Inc. ("American Passage"), acquired from American Passage Media Corporation ("APMC") substantially all of APMC's assets relating to its college and high school media and marketing services business. APMC had been involved in the young adult media and marketing services business since 1976. The acquired businesses include college newspaper print advertisement placement operations, college campus postering operations, high school focused GymBoards(R) operations and various other advertiser and event sponsorship related activities.

      On February 21, 1997,  the Company,  through its newly  organized,  wholly owned subsidiary, Campus Voice, L.L.C. (together with its successor, Campus Voice, Inc., "Campus Voice"), acquired from a wholly owned subsidiary of Sirrom Capital Corporation substantially all of the assets relating to a business of operating a national network of proprietary giant wallboards on college campuses. The network, which was started in 1981, today consists of over 3,400 giant wallboards located on 404 college campuses across the United States reaching approximately 4.0 million college students. Each month, posters containing editorial content of interest to college students and paid advertisements are placed in the wallboard units.

      On April 11, 1997, the Company acquired the assets and certain liabilities of Posters Preferred, Inc. relating to its business of publishing and distributing a twice-yearly catalog to college students entitled Beyond the Wall. Each year, Beyond the Wall distributes over 4.0 million of its catalogs to over 600 college campuses. The catalog contains advertising images which are available in poster-size reproductions, which students can purchase by mail order as posters to be hung on the walls of their rooms. In addition, Beyond the Wall maintains a website at which students can download a screen saver with the same images that are found on the posters.

      On April 30, 1997, Pik:Nik Media, LLC (together with its successor, Pik:Nik Media, Inc., "Pik:Nik"), a newly organized, wholly owned subsidiary of the Company, acquired from Pik:Nik LLC the assets and certain liabilities relating to its business of producing, marketing and distributing free postcards containing advertising images. As of May 1, 1998, the Company acquired another company which distributes free postcards in the city of Chicago. Pik:Nik's postcards are marketed under the HotStampTM brand and are distributed using its proprietary racks installed in major markets throughout the country at restaurants, bars, cafes, clubs, movie theaters, convention sites, record stores and other high traffic locations predominantly visited by young adults. Pik:Nik currently distributes free postcards through its proprietary racks located in New York, Los Angeles, San Francisco, Seattle, Dallas and Chicago and through contract distributors in Washington, D.C., Boston and Philadelphia. The Company is planning to expand Pik:Nik's network of proprietary racks to other markets, including Miami and Atlanta. Pik:Nik also distributes postcards in over 50 secondary cities in the United States through a customized distribution operation utilizing disposable postcard holders located at high traffic and point of sale locations.

      On May 20, 1997, the Company entered into a revised agreement with The Fields + Hellman Company. The original agreement between the parties provided that Freddie Fields ("Fields"), a director of the Company, and Jerome Hellman
("Hellman") would assist the Company in identifying and establishing relationships with program providers for its Network. The revised agreement relieved Fields and Hellman of their obligation to serve as the Chairman and President, respectively, of the Company's Programming Division, but provided that each would continue to be available to perform consulting services for the Company at the Company's request and that Fields would continue to serve as a director of the Company at his election. The revised agreement further provided that the Company would continue to pay The Fields + Hellman Company the monthly consulting fees and expense reimbursements provided for in the original agreement (totaling $412,812 for the period from July 1, 1997 through December 31, 1997), but that the Company could at any time elect to pay 50% of the remaining balance in a single cash payment and 50% by issuing to Fields and Hellman registered shares of Common Stock. The revised agreement terminated December 31, 1997.

      Effective as of July 1, 1997, the Company completed an internal organizational restructuring which resulted in (i) the business and assets of the Network being owned by a newly organized subsidiary of the Company, Network Event Theater Development, Inc., (ii) the business and assets of Campus Voice being owned by a newly organized subsidiary of the Company, Campus Voice, Inc., and (iii) the business and assets of American Passage, Beyond the

Wall and Pik:Nik being owned, respectively, by American Passage Media, Inc., Beyond the Wall, Inc. and Pik:Nik Media, Inc., each of which is a subsidiary of a newly organized subsidiary of the Company, National Campus Media, Inc. Additionally, the Company organized a subsidiary for the purpose of printing, or contracting for printing, and distribution in connection with the publishing activities of the Company's other subsidiaries. The purpose of the restructuring was to achieve certain efficiencies for the Company in its tax reporting.

      On December 19, 1995, Freddie Fields, through the Fields Family Living Trust, received a warrant to purchase 276,280 shares of Common Stock at a price of $1.58 per share in connection with The Fields + Hellman Company's services to the Company as consultants. The warrant is exercisable over a ten-year period from the date of grant.

     On June 24, 1997 and February 6, 1998, pursuant to stock purchase agreements among the Company, Warburg, Pincus Emerging Growth Fund, Inc. and Small Company Growth Portfolio of Warburg, Pincus Institutional Fund, Inc., the Company sold 1,015,873 and 888,889 shares of Common Stock at prices of $3.9375 and $4.50 per share, respectively. In addition, in connection with the private placement of shares to these Warburg, Pincus funds in June 1997, the Company, on December 16, 1997, issued to each of Whale Securities Co., L.P. and an individual (whose shares are not registered hereby) warrants to purchase 75,000 shares of Common Stock at a price of $4.50 per share. The warrants are exercisable over a three-year period from the issue date.

      On January 22, 1998, the Company sold in a private placement 111,111 shares of Common Stock at a price of $4.50 per share to Far West Capital Partners, LLP. On February 9, 1998, the Company sold in a private placement 55,600 shares of Common Stock to Larry Miller at a price of $4.50 per share.

      On July 8, 1998, the Company sold $5.0 million face value of subordinated notes with a five-year maturity to a group of investors. Libra Investments, Inc. ("Libra") served as the placement agent for that offering and received a warrant to purchase 150,000 shares of Common Stock at an exercise price of $4.125 per share, exercisable at any time over a five-year period from the date of the notes offering. Libra distributed a significant portion of these warrants to a group of 12 individuals and entities. The nine individual subordinated noteholders also received, in the aggregate, 375,000 warrants to purchase shares of Common Stock at an exercise price of $4.125 per share. These warrants are also exercisable over a five-year period from the date of the offering.

     The Company has agreed to include the shares of Common Stock described in the four immediately preceding paragraphs in the Registration Statement of which this Prospectus forms a part. The securityholders listed above are referred to in this document as the "Selling Securityholders" and the shares registered hereby on their behalf are referred to in this document as the "Selling Securityholders Shares."

     In October 1998, the Company, together with a number of individual investors, formed a subsidiary called Common Places LLC to develop and market a website aimed at college students. The website will attempt to link within one hub all of a college student's class registration information, book lists, extracurricular activities, personal calendar, contact list, e-mail and other communications. The Company believes that Common Places LLC will generate revenues from advertisers seeking to target college students and will collect commissions and other revenues from each click-through and purchase of textbooks, books, compact discs, movie and rock concert tickets, consumer goods, travel and other items by students using this website. The Company has not contributed any capital to this venture, but will provide it with media and marketing services over the next three years (with access to these services at favorable rates thereafter) and has contributed two websites to the subsidiary.

     On December 28, 1998, the Company called for redemption all of its outstanding publicly traded warrants at a redemption price of $0.10 per warrant. These warrants, approximately 2.6 million, were issued in connection with the Company's initial public offering in April 1996. The warrants permit the holder to purchase one share of Common Stock at a price of $5.00 per share. The funds to be received by the Company, assuming the exercise of all outstanding warrants prior to January 28, 1999, the date of redemption, will be approximately $13.0 million, and will be used by the Company for general corporate purposes, which could include the early payment of some of the Company's long-term indebtedness.

     The Company is not currently engaged in any negotiations relating to future acquisitions. However, the Company may do so in the future. The Company could pay for any such future acquisitions with either cash, Common Stock or both. The number of shares of Common Stock which might be issued in connection with any future acquisitions could be substantial in relation to the total number of shares that are presently outstanding. Any such issuance would result in dilution to the interests of the Company's present stockholders.


      The Company's principal executive offices are located at 529 Fifth Avenue, New York, New York 10017, and its telephone number is (212) 622-7300.

                                  RISK FACTORS

      The securities offered hereby are speculative and involve a high degree of risk. Prospective investors should carefully consider the following risk factors before making an investment decision. As used herein, unless the context otherwise requires, the "Company" means Network Event Theater, Inc. and its subsidiaries.


     1. Uncertainty of Plan of Operation. The Company's plan of operation and prospects will be dependent upon the success of its Network and the success of its media and marketing services businesses. The success of the Network will be dependent upon the Company's ability to enter into and maintain agreements with a significant number of colleges and universities; establish and maintain
satisfactory    relationships   with   college    administrators   and   student
organizations; successfully obtain and install satellite transmission, projection and audio equipment on a timely and cost effective basis; and successfully expand its Network to attract programmers willing to provide currently popular programming suitable for college student audiences on commercially reasonable terms. There can be no assurance that the Company will be able to pursue successfully its business plan with respect to its Network.


      In addition, the Company's success in operating the media and marketing services businesses it has acquired will depend on its ability to integrate such businesses with its present operations. The Company's prospects with respect to such businesses will also be significantly affected by its ability to attract advertisers and sponsors to promote their products using the Company's media and marketing services. The Company has had limited experience in operating the businesses of American Passage, Campus Voice, Beyond the Wall and Pik:Nik. There can be no assurance that the Company can operate these businesses successfully or integrate them together in a way that will be attractive to advertisers and sponsors.


      2. Significant and Continuing Losses. For the period from inception to September 30, 1998, the Company incurred a net loss of $20,230,000. Since September 30, 1998, the Company has continued to incur significant losses and anticipates that it will continue to incur significant losses until the Company generates sufficient revenues from its businesses to offset the costs of operating and growing its businesses. With respect to the Network, there can be no assurance that the Company will attract and retain a sufficient number of schools and obtain the necessary programming, or that the Company will attract and retain a sufficient number of advertisers and sponsors, to generate meaningful revenues. With respect to the Company's media and marketing services businesses, American Passage, Campus Voice and Beyond the Wall have generated sufficient revenues to meet their expenses and debt service requirements, but Pik:Nik has generated operating losses since its acquisition. There can be no assurance that any of these media and marketing services businesses will remain or, in the case of Pik:Nik, become profitable. The Company does not expect Pik:Nik to be profitable until it can successfully expand its network of proprietary racks and achieve a higher base of advertising revenue. In light of the significant costs anticipated in connection with the expansion of the Company's Network and its media and marketing services businesses, the pursuit of additional acquisition opportunities and the operation of the Company's corporate headquarters, there can be no assurance that the Company and its subsidiaries will ever be profitable on a consolidated basis.


      3. Expenses Related to Expansion of Media and Marketing Services Business. The Company intends to increase both the size and geographic penetration of the media and marketing services businesses it has acquired, some significantly, and may acquire additional media and marketing services businesses in the future. Such expansion will require a substantial investment on the part of the Company, the risks of which are described below. There can be no assurance that the Company will realize returns commensurate with such investment following such expansion or at all.


     4. Need for Additional Financing. The capital requirements relating to implementation of the Company's plans with respect to its Network and its media and marketing services business have been and will continue to be significant. Since inception, the Company has financed the development of its business from sales of Company securities and from bank debt and financing arrangements. As of September 30, 1998, the Company had cash, cash equivalents and investments of approximately $3.4 million. Assuming the exercise of all of the Company's outstanding publicly traded warrants prior to January 28, 1999, the Company will receive an additional $13.0 million in cash. In the event that the Company's current resources and revenues from its Network and media and marketing services businesses are not sufficient to enable the Company to pay its operating expenses and the costs of its planned expansion, or those costs prove to be higher than anticipated, the Company could be required to seek additional financing. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. The inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations.

      5. Economic Conditions; Advertising Trends. With respect to its media and marketing services business, the Company relies on sales of advertising for its revenues and its operating results therefore are affected by general economic conditions, as well as trends in the advertising industry. A reduction in advertising expenditures available for the Company's media and marketing services business could result from a general decline in economic conditions, a decline in economic conditions in particular markets where the Company conducts business or a reallocation of advertising expenditures to other available media, including radio, television and the Internet (on which the Company only has a limited presence), by significant users of the Company's services.
Any such reduction could have a material adverse effect on the Company.

      6. Limited Number of Contracts and Installations; Uncertainty of Network Expansion. The Company's Network is currently installed in a limited number of campus theaters. The process of identifying and establishing relationships with school administrators and student organizations and obtaining new contracts is lengthy and uncertain. In addition, Network installation typically requires three months to complete from the time a new contract is entered into and requires substantial capital expenditures. While the Company is currently engaged in discussions with several colleges and universities relating to Network installation, there can be no assurance that the Company will be successful in negotiating satisfactory agreements or in identifying colleges and universities willing to join the Company's Network. Regulations in certain states require state colleges and universities to award contracts after issuances of requests for proposals pursuant to competitive bidding, which could delay the Company's plans in target markets. The Company has limited financial, personnel and other resources to undertake extensive marketing activities. There can be no assurance that the Company will be able to expand successfully its Network or that any expansion will not be subject to unforeseen delays and costs.

      7. Dependence on Student Organizations. The Company's Network is dependent on the efforts of school administrators and student organizations at each university, over which it does not have absolute control, to promote, sell and operate the Company's program events and to account for ticket revenues, if any. Pursuant to the Company's Network agreements, schools are entitled to receive a percentage of ticket sales as consideration for organizing, promoting and operating Network events. However, the Company does not anticipate that ticket revenues will be a material component of the Network's revenues; the Company expects revenues to be derived principally from the sale of advertising and sponsorships. Student organizations typically promote other school events and may not be expected to increase their efforts on behalf of the Company in the absence of increased incentives or demand. The Company's ability to promote successfully its events will be largely dependent on the efforts of such student organizations.

      8. Uncertainty of Programming Availability. The Network's success will be largely dependent upon the Company's ability to obtain currently popular programming for its Network suitable for college student audiences. The Company currently has no specific multi-year arrangements for the acquisition of any programming and, as a result of this fact and the termination of the revised agreement with The Fields + Hellman Company, the Company's ability to obtain programming is subject to a high degree of uncertainty. Failure to obtain a sufficient number of popular programming events on acceptable terms would have a material adverse effect on the Company.

      9. New Concept; Uncertainty of Market Acceptance of the Network. The Company's Network is a new business concept. As is typical in the case of a new concept in the entertainment industry, the ultimate level of demand for and market acceptance of the Company's Network is uncertain. The Company will be required to increase substantially its marketing efforts to create awareness of and demand for the Company's Network by content providers, colleges and students. The Company's prospects will be significantly affected by its ability to attract content providers and advertisers to promote their programs and products using the Network and, at the same time, attract colleges to participate in the Network. Because content providers operate on a national scale, it will be important for the Company to achieve a large enough installed base of theaters to reach a critical mass of potential student audiences.
Content providers may be reluctant to participate in the Network unless the Company has installed its Network in a large number of campus theaters. Similarly, since college administrators have limited experience with commercial activities, colleges may be reluctant to use the Network until a sufficient number of other colleges have committed to its use. The Company will also be significantly dependent on the level of initial and continued acceptance by students, which will be essential to market acceptance of the Network. Inasmuch as demand by content providers, colleges and students are substantially interrelated, any lack or lessening of demand by any one of these could have an adverse effect on market acceptance of the Company's Network.

      10. Uncertainty of Network Performance; New Technologies. The Company has upgraded its equipment to a fully digital transmission system capable of delivering high definition video and may be required to adapt its

Network to other technological changes in the industry in the future. There can be no assurance that the Company will be able to continue to adapt its Network to changing technologies or that competitors will not develop technologies or products that render the Company's Network obsolete or less marketable.


     The Company will be dependent in the development of the Network on third parties for the satellite transmission of its programming signal to campus theaters on a cost-effective basis. The Company anticipates that it will lease facilities necessary to transmit the Network's programming. It is possible that transmission facilities may from time to time experience system interruptions or equipment failures. System interruptions and equipment failures resulting in delays could adversely affect consumer confidence and the Company's reputation. In addition, to the extent that capacity for transmission by third parties is limited, the Company's inability, for economic or other reasons, to transmit signals through existing providers or to obtain transmission services from additional providers could have an adverse affect on the Company.

      The Company relies on third-party manufacturers for all of its supply of satellite dishes and receivers, high resolution video projectors and audio equipment incorporated into its Network. The Company has not entered into agreements with any equipment manufacturer and purchases equipment components pursuant to purchase orders placed from time to time in the ordinary course of business. The Company is substantially dependent on the ability of its manufacturers to provide adequate supplies of high quality equipment components on a timely basis and on favorable terms. There can be no assurance that such manufacturers will have sufficient production capacity to satisfy the Company's scheduling requirements during any period of sustained demand or that the Company will not be subject to the risk of price fluctuations and periodic delays. Failure or delay by any of the Company's manufacturers in supplying components to the Company on favorable terms could result in material interruptions in the Network's operations and adversely affect the Company's ability to implement Network expansion. The Company's Network will also be dependent upon third parties for the installation of its equipment.


      With respect to its media and marketing services business, the Company must also adapt to new technologies. Many marketing companies, including the Company, are actively seeking out new ways to target the college and young adult market, such as via the Internet. The Company currently maintains four websites. The success of the Company will be dependent on its ability to expand its use of the Internet and to identify and capitalize on other new marketing vehicles that are attractive to and reach a broad range of college students. The Company's failure to do so could have a material adverse effect on its reputation with advertisers and sponsors and, consequently, on the Company's business.


      11. Factors Affecting the Entertainment Industry. The Network's activities are subject to all of the risks generally associated with the entertainment industry. Program acquisition costs, as well as promotion and marketing expenses and third-party participations payable to producers and others, which reduce potential revenues derived from programming events, have increased significantly in recent years. The Company's future operating results will depend on numerous factors beyond its control, including the popularity, price and timing of programming and special events being released and distributed, national, regional and local economic conditions (particularly adverse conditions affecting consumer spending), changes in student demographics, the availability of other forms of entertainment, critical reviews and public tastes and preferences, which change rapidly and cannot be predicted. The Company's ability to plan for program development and promotional activities will be significantly affected by the Company's ability to anticipate and respond to relatively rapid changes in tastes and preferences of college students. College students also have finite disposable income, which may make it more difficult for the Company to price its events at levels which result in profitable operations.

      12. Seasonality. The Company expects that its Network and its media and marketing services business will experience a strong seasonality. Typically, the Company expects that its operating results will fluctuate between school semesters and the summer months when most students are on recess. Because a significant portion of the Company's expenses are fixed, a reduction in revenues in any quarter is likely to result in a period-to-period decline in operating performance and net income.

      13. Competition. The Company's Network faces intense competition for a finite amount of student discretionary spending from numerous other businesses in the entertainment and marketing industries. The Company competes with various forms of entertainment which provide similar value, both on and off campus, such as music groups and other entertainers (who tour colleges and universities), movies, video and audio cassettes, broadcast television, cable programming, special pay-per-view events, sporting events and other forms of entertainment which may be less expensive or provide other advantages to college students. The Company also competes for advertising dollars with traditional media. While the Company believes that Network Event Theater is the only network of its kind currently installed on college campuses, there can be no assurance that other companies are not developing or will not seek to develop similar networks. The Company is aware that certain closed-circuit television operators are delivering music videos, current events, sports and campus news in student cafeterias. If the Network is successful, the Company expects that other companies may seek to enter or capitalize on college markets and compete directly with the Company. Many of these companies have substantially greater financial, personnel, technical and other resources than the Company and have well-established reputations for success in the development, promotion and marketing of entertainment events. There can be no assurance that the Company will be able to compete successfully.

      The Company's media and marketing services businesses also face competition for limited advertising revenues from advertisers and sponsors, as well as from other media such as radio, television, print media, direct mail marketing and the Internet. The Company also competes with a wide variety of other advertising media, the range and diversity of which has increased substantially over the past several years to include advertising displays in shopping centers and malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains, buses and subways. Some of the Company's competitors, principally in other media such as radio and television, are substantially larger, better capitalized and have access to greater resources than the Company. There can be no assurance that the Company will be able to compete successfully with such other companies and media.


      14. Potential Liability and Insurance. Pursuant to the Company's agreements with schools that carry its Network, the Company is required to obtain comprehensive general liability insurance which covers personal injury, libel, slander and false advertising and which names the school as an additional insured. The Company currently maintains liability insurance in an aggregate amount of $4 million, with a limit of $3 million per occurrence. There can be no assurance that such insurance will be sufficient to cover potential claims or that an adequate level of insurance will be available in the future at a reasonable cost. A partially or completely uninsured claim against the Company, if successful and of sufficient magnitude, would have a material adverse effect on the Company.


      The Company's businesses are subject to the risks of significant contractual litigation and of human resources claims, such as sexual harassment, discrimination and worker's compensation claims. The presence of the Company's media and marketing services business in 48 states also exposes it to potential tax audits in each state. Any such litigation or tax audit could result in the diversion of a substantial portion of management's time and the Company's financial resources, which would have a material adverse effect on the Company.

      Additionally, the Company utilizes the services of a large number of independent contractors in its media and marketing services business. If it were determined that any of those independent contractors are in fact employees of the Company, the Company may be responsible for paying the employer's portion of the social security tax for such employees, on a retroactive basis, and other additional amounts.


      In addition, some of these independent contractors and some of the Company's part-time employees who are licensed drivers use their private automobiles to deliver postcards, posters and other items to college campuses and other locations. The Company maintains insurance to protect itself against any losses that may result from automobile accidents involving these individuals. The Company believes the amount of such insurance is adequate, but there can be no assurance that it will be sufficient to cover potential claims. A partially or completely uninsured claim against the Company, if successful and of sufficient magnitude, would have a material adverse effect on the Company.

      The Company obtains its programs for the Network from a variety of content providers and, as such, is subject to the risk of copyright and trademark infringement claims. The Company looks to indemnities from such content providers to guard against potential liabilities. The invalidity of any such indemnity or its failure to provide adequate protection for the Company could have a material adverse effect on the Company. The Company maintains errors and omissions insurance for its own productions.

     15. Dependence on Key Personnel. The success of the Company will be dependent on the efforts of Harlan D. Peltz, its Chairman and Chief Executive Officer, and other key personnel. Although the Company has entered into an employment agreement with Mr. Peltz terminating in April 1999, the loss of his services could have a material adverse effect on the Company's prospects. The success of the Company is also dependent upon its ability to hire and retain additional qualified marketing, technical, financial and other personnel. Competition for qualified personnel in the entertainment and marketing industries is intense and there can be no assurance that the Company will be able to hire or retain additional qualified personnel.

      The Company has obtained a $2 million key man term life insurance policy on the life of Mr. Peltz with The Travelers Insurance Company. The Company, which is the sole beneficiary under this policy, currently pays an annual premium of approximately $1,800. The Company does not intend to obtain key man insurance on any other key personnel.

      16. Possible Adverse Effect from Future Sales of Restricted Shares. The Company currently has 12,319,322 shares of Common Stock outstanding, of which 6,927,604 shares of Common Stock are freely tradable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"). All of the remaining 5,391,718 shares of Common Stock outstanding are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and may be sold in limited amounts without registration pursuant to such rule as of January 14, 1999. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. The Company also has reserved 5,364,007 shares of Common Stock for issuance upon the exercise of certain options and warrants of the Company. The possibility that substantial amounts of Common Stock may be sold in the public market, or the possibility of the exercise of a substantial amount of options and warrants, may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.


      17. No Assurance of Public Market; Possible Volatility of Market Price of Common Stock. There can be no assurance that a regular trading market for the Common Stock will be sustained. The market prices of the Company's securities may be highly volatile as has been the case with the securities of other emerging companies. Factors such as the Company's operating results and announcements by the Company or its competitors may have a significant impact on the market price of the Company's securities. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.


       The Common Stock is currently listed on Nasdaq. In order to continue to be listed on Nasdaq, the Company must meet certain maintenance standards. The Company currently satisfies such standards. The Company's failure to meet Nasdaq's maintenance criteria in the future may result in the delisting of the Common Stock from Nasdaq, and trading, if any, in the Company's securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities.


      In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market price and liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.


      The Common Stock is eligible for margin account.


      18.  Possible   Inability  to  Sell  Securities  in  Certain  States.  The
securities offered hereby may not be qualified for sale in all states. Prospective investors should consult their brokers before making any purchase.

      Notice to California Investors. Each purchaser of Common Stock in California must be an "accredited investor," as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or satisfy one of the following suitability standards: (i) minimum actual gross income of $65,000 and a net worth (exclusive of home, home furnishings and automobiles) of $250,000; or (ii) minimum net worth (exclusive of home, home furnishings and automobiles) of $500,000.

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Selling Securityholders Shares.

                SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION


      An aggregate of 2,947,753 shares of Common Stock may be offered and sold pursuant to this Prospectus by the Selling Securityholders. None of the Selling Securityholders other than Freddie Fields, who is a director of the Company, has ever held any position or office with the Company or had any other material relationship with the Company. The Company will not receive any of the proceeds from the sale of the Selling Securityholders Shares. The following table sets forth certain information with respect to the Selling Securityholders:



                                               Beneficial                  Beneficial
                                                Ownership                   Ownership
                                                of Common                   of Common   Percentage
                                              Shares Prior      Shares       Shares        Owned
                                                 to Sale        Offered    After Sale   After Sale
                                               -----------     --------    ----------    ---------
Selling Securityholder
---------------------

Warburg, Pincus Emerging
  Growth Fund, Inc. .........................   1,650,794     1,650,794         0             --
Freddie Fields ..............................     276,280(1)    276,280         0             --
Warburg, Pincus Institutional Fund, Inc. ....     253,968       253,968         0             --
Ravich Revocable Trust of 1989 ..............     252,750(1)    252,750         0             --
TCW Shared Opportunity Fund II, L.P. ........     112,500(1)    112,500         0             --
Far West Capital Partners LP ................     111,111       111,111         0             --
Whale Securities Co., L.P. ..................      75,000(1)     75,000         0             --
Larry Miller ................................      55,600        55,600         0             --
Libra Investments, Inc. .....................      45,375(1)     45,375         0             --
Shared Opportunity Fund IIB, LLC ............      37,500(1)     37,500         0             --
Jeff Benjamin ...............................      18,750(1)     18,750         0             --
James B. Upchurch ...........................      18,750(1)     18,750         0             --
Alan Schrager ...............................       6,000(1)      6,000         0             --
Rand Ravich .................................       5,625(1)      5,625         0             --
Charles Thurnher ............................       3,750(1)      3,750         0             --
Jean Smith ..................................       3,750(1)      3,750         0             --
Stanley J. Schrager .........................       3,750(1)      3,750         0             --
Morrish Community Property Trust ............       3,375(1)      3,375         0             --
Steven F. Mayer .............................       3,000(1)      3,000         0             --
Forbes W. Burtt .............................       3,000(1)      3,000         0             --
Jean Smith ..................................       3,000(1)      3,000         0             --
Charles A. Yamarone .........................       1,500(1)      1,500         0             --
Richard Coppersmith .........................       1,125(1)      1,125         0             --
Eben Paul Perison ...........................         750(1)        750         0             --
Russell Riopelle ............................         375(1)        375         0             --
Caroline Sykes ..............................         375(1)        375         0             --
                                                ---------     ---------         -             --
    TOTAL                                       2,947,753     2,947,753

--------
(1) Shares issuable upon exercise of warrants.


      The Selling Securityholders Shares may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Selling Securityholders Shares may be sold by one or more of the following methods, including, without limitation: (i) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its accounts pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (iv) transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Securityholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

      In order to comply with certain state securities laws, if applicable, the Selling Securityholders Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, such shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.
      Under the Exchange Act and the regulations thereunder,  any person engaged in a distribution of the securities offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock during any applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 101 and 104, which may limit the timing of purchases and sales of the Selling Securityholders Shares.

      The Registration Statement that includes this Prospectus is filed pursuant to registration rights granted by the Company in favor of the Selling Securityholders. The Company has agreed to indemnify the Selling Securityholders for certain losses, claims and liabilities in connection with the sale of securities pursuant to the Registration Statement of which this Prospectus forms a part. The Company also has agreed to pay the expenses in connection with the Registration Statement that includes this Prospectus. The Selling Securityholders will pay any brokerage or other fees or commissions, as well as their incidental expenses, in connection with the offering.


      The Company has agreed that if for any reason Harlan D. Peltz ceases to be an officer and director of the Company, upon the request of the Warburg, Pincus funds at any time thereafter (so long as the Warburg, Pincus funds own the shares listed next to their names above) the Company shall use its best efforts to cause the election to the Company's board of directors of a person nominated by the Warburg, Pincus funds.

      The Company has entered into a lock-up agreement with Freddie Fields under which Mr. Fields agreed that he will not sell more than one-third of his shares registered hereby during each of the first two six-month periods following the effective date of this Registration Statement.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Certificate of Incorporation eliminates the liability of a director of the Company for monetary damages for breach of duty as a director, subject to certain exceptions. In addition, the Certificate of Incorporation provides for the Company to indemnify each director and officer of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware. The foregoing provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its stockholders.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

      The legality of the securities covered by this Prospectus has been passed upon for the Company by Proskauer Rose LLP, New York, New York.

                                     EXPERTS


      The consolidated financial statements of Network Event Theater, Inc. appearing in Network Event Theater, Inc.'s Annual Report (Form 10-KSB) for the fiscal year ended June 30, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

No dealer, salesperson or any other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the dates as of which such information is furnished.

                                   ----------

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Available Information .....................................................    2

Incorporation of Certain Documents by
    Reference .............................................................    2

The Company ...............................................................    2


Risk Factors ..............................................................    5

Use of Proceeds ...........................................................    9


Selling Securityholders and Plan of
    Distribution ..........................................................   10

Indemnification of Directors and Officers .................................   11

Legal Matters .............................................................   11

Experts ...................................................................   11

================================================================================


================================================================================

                                  Network Event
                                  Theater, Inc.


                                2,947,753 Shares

                                  Common Stock


                                   ----------
                                   PROSPECTUS
                                   ----------



                                              , 1999

================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The following table sets forth all expenses in connection with the sale and distribution of the securities being registered in the offering described in this Registration Statement, all of which are payable by the Registrant. All amounts shown are estimates:


      SEC registration fee .....................................  $10,009
      Nasdaq listing fee .......................................   16,000
      Printing and engraving expenses ..........................    5,000
      Accounting fees and expenses .............................    7,500
      Legal fees and expenses ..................................   12,000
      Miscellaneous expenses ...................................    3,500
                                                                  -------
          Total ................................................  $54,009
                                                                  =======


Item 15. Indemnification of Directors and Officers

      The Company is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. The Certificate of Incorporation of the Company provides for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

      Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.
The Company's Certificate of Incorporation contains such a provision.


      The Company's Bylaws authorize the Company to indemnify its directors, officers, incorporators, employees and agents with respect to certain costs, expenses and amounts incurred in connection with an action, suit or proceeding by reason of the fact that any such person was serving as a director, officer, incorporator, employee or agent of the Company. In addition, the Company's Bylaws permit the Company to provide additional idemnification rights to its officers and directors and to indemnify them to the fullest extent possible under the General Corporation Law of the State of Delaware.

      Pursuant to Section 145 of the General Corporation Law of the State of Delaware, the Company maintains a standard form of directors' and officers' liability insurance policy which provides coverage to the directors and officers of the Company for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

Item 16. Exhibits

  Exhibit No.                 Description of Exhibit
  ----------                  ----------------------
   2.1      Form of Contribution Agreement. (1)
   2.2      Election to Dissolve. (1)
   2.3* Bill of Sale and Agreement dated June 30, 1997 between the Company and Network Event Theater Development, Inc.
   2.4* Bill of Sale and Agreement dated June 30, 1997 between the Company and Beyond the Wall, Inc.
   2.5* Agreement of Merger dated June 30, 1997 between Campus Voice, L.L.C. and Campus Voice, Inc.
   2.6* Agreement of Merger dated June 30, 1997 between Pik:Nik Media, LLC and Pik:Nik Media, Inc.
   4.1      Certificate of Incorporation. (1)

   4.2      Certificate of Amendment of Certificate of Incorporation. (1)
   4.3 Certificate of Amendment of Certificate of Incorporation, as filed May 27, 1998 (incorporated by reference to Exhibit 3.3 to the Company's Form 10-K for the fiscal year ended June 30, 1998).
   4.4      Bylaws. (1)
   5.1 Opinion of Proskauer Rose LLP with respect to the legality of the securities being registered. (2)
   23.1     Consent of Ernst & Young LLP. (2)
   23.3     Consent of Proskauer Rose LLP (included in Exhibit 5.1).

   24.1*    Power of Attorney.
---------
 *   Previously filed.
(1)  Previously   filed  and  incorporated  by  reference  to  the  Registrant's
     Registration Statement on Form S-3 (33-80935).
(2)  Filed herewith.

Item 17. Undertakings

      (a)  The Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus  required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the  prospectus  any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material  information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
      Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

            (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 1, 1999.


                                            NETWORK EVENT THEATER, INC         .


                                            By:       /s/ HARLAN D. PELTZ
                                               ---------------------------------
                                                        Harlan D. Peltz
                                                  Chief Executive Officer and
                                                     Chairman of the Board

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                        Title                      Date
         ---------                        -----                      ----

    /s/ HARLAN D. PELTZ         Chief Executive Officer         February 1, 1999
------------------------------    and Chairman of the Board
      Harlan D. Peltz             (Principal Executive Officer)

       /s/ DON LEEDS            President and Director          February 1, 1999
------------------------------
         Don Leeds

    /s/ BRUCE L. RESNIK         Executive Vice President        February 1, 1999
------------------------------    Chief Financial Officer and
      Bruce L. Resnik             Secretary (Principal Financial
                                  Officer and Principal
                                  Accounting Officer)

             *                  Director                        February 1, 1999
------------------------------
      Freddie Fields


     /s/ HOWARD KLEIN           Director                        February 1, 1999
------------------------------
       Howard Klein

             *                  Director                        February 1, 1999
------------------------------
       Metin Negrin

             *                  Director                        February 1, 1999
------------------------------
     George Lindemann


    /s/ Bruce L. Resnik
By:---------------------------                                  February 1, 1999
        Bruce L. Resnik,
        Attorney-in-fact

                                  EXHIBIT INDEX

  Exhibit No.                    Description of Exhibit
  ----------                     ----------------------
   2.1      Form of Contribution Agreement. (1)
   2.2      Election to Dissolve. (1)
   2.3* Bill of Sale and Agreement dated June 30, 1997 between the Company and Network Event Theater Development, Inc.
   2.4* Bill of Sale and Agreement dated June 30, 1997 between the Company and Beyond the Wall, Inc.
   2.5* Agreement of Merger dated June 30, 1997 between Campus Voice, L.L.C. and Campus Voice, Inc.
   2.6* Agreement of Merger dated June 30, 1997 between Pik:Nik Media, LLC and Pik:Nik Media, Inc.
   4.1      Certificate of Incorporation. (1)

   4.2      Certificate of Amendment of Certificate of Incorporation. (1)
   4.3 Certificate of Amendment of Certificate of Incorporation, as filed May 27, 1998 (incorporated by reference to Exhibit 3.3 to the Company's Form 10-K for the fiscal year ended June 30, 1998).
   4.4      Bylaws. (1)
   5.1 Opinion of Proskauer Rose LLP with respect to the legality of the securities being registered. (2)
   23.1     Consent of Ernst & Young LLP. (2)
   23.3     Consent of Proskauer Rose LLP (included in Exhibit 5.1).

   24.1*    Power of Attorney.
---------------
 *   Previously filed.
(1)  Previously   filed  and  incorporated  by  reference  to  the  Registrant's
     Registration Statement on Form S-3 (33-80935).
(2)  Filed herewith.